Exhibit 99.1

NeoPhotonics Announces Preliminary Revenue Estimate

San Jose, California (October 6, 2011) – NeoPhotonics Corporation (NYSE: NPTN), plans to report financial results for the third quarter ended September 30, 2011, during the week of October 31, 2011. The company will announce the date and time for the report later this month. The company also announced that the preliminary estimate for revenue for the third quarter of 2011 will be below its previously announced projections.

The preliminary revenue estimate for the third quarter is in the range of $43 to $45 million. On August 4, 2011, the company provided its projections for the third quarter ending September 30, 2011, for revenue of $48 to $53 million. The revised estimate for the third quarter reflects lower than expected revenue from the company’s largest customer.

NeoPhotonics will provide further commentary on this issue and its potential impact on the company’s fourth quarter results during its third quarter financial results conference call.

About NeoPhotonics

NeoPhotonics is a leading designer and manufacturer of photonic integrated circuit, or PIC, based modules and subsystems for bandwidth-intensive, high-speed communications networks. The company’s products enable cost-effective, high-speed data transmission and efficient allocation of bandwidth over communications networks. NeoPhotonics maintains headquarters in San Jose, California and ISO 9001:2000 certified engineering and manufacturing facilities in Silicon Valley and Shenzhen, China.

NeoPhotonics is a registered trademark and the red dot logo is a trademark of NeoPhotonics Corporation.

The NeoPhotonics preliminary revenue estimate for the third quarter of 2011 in this press release is a forward-looking statement based upon management’s current expectations and is inherently uncertain. The preliminary revenue estimate is subject to the completion of the company’s customary quarterly closing and review procedures. Actual results could differ materially from the current estimate based on adjustments made during the company’s quarterly closing and review procedures. The reader is cautioned not to unduly rely on the preliminary revenue estimate for the third quarter of 2011. The preliminary revenue estimate is based on information available to NeoPhotonics as of the date hereof and is qualified in its entirety by this cautionary statement, and NeoPhotonics assumes no obligation to revise or update the preliminary revenue estimate.

Contacts:

JD Fay

NeoPhotonics Corporation

Chief Financial Officer

408-895-6086

ir@neophotonics.com

Erica Mannion

Sapphire Investor Relations, LLC

212-766-1800 Ext. 203

ir@neophotonics.com